Exhibit 99.1
Sable Offshore Corp. Announces Upsize and Pricing of Public Offering of Common Stock

May 21, 2025

HOUSTON--(BUSINESS WIRE)-- Sable Offshore Corp. (“Sable” or the “Company”) (NYSE: SOC) today announced the pricing of its previously announced underwritten public offering of 8,695,654 shares of its common stock, $0.0001 par value (“common stock”), by the Company at a price to the public of $29.50 per share. The size of the offering was increased from the previously announced offering of $200.0 million of shares of common stock. In connection with the offering, the Company also granted the underwriters a 30-day option to purchase up to an additional 1,304,346 shares of common stock at the public offering price from the Company. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $256.5 million, excluding any exercise of the underwriters’ option to purchase additional shares.

The Company intends to use net proceeds of the offering for capital expenditures, working capital purposes and general corporate purposes.

J.P. Morgan, Jefferies and TD Cowen are acting as joint book-running managers and representatives of the underwriters. The Benchmark Company, Johnson Rice & Company, Pickering Energy Partners, Roth Capital Partners and Tuohy Brothers are acting as co-managers. The offering is expected to close on May 23, 2025, subject to customary closing conditions.

The registration statement on Form S-3 relating to this offering was declared effective by the Securities and Exchange Commission (“SEC”) on May 1, 2025. The prospectus supplement and accompanying prospectus have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The final terms of the offering will be disclosed in the final prospectus supplement to be filed with the SEC. The final prospectus supplement, when available, will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus, when available, may also be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Jefferies LLC, at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388, or by email at prospectus_department@jefferies.com or TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (833) 297-2926 or by email at TD.ECM_Prospectus@tdsecurities.com. The final terms of the offering will be disclosed in the final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares of the Company’s common stock or any other securities, nor shall there be any sale of such shares of common stock or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the U.S. Securities Act of 1933, as amended.

About Sable

Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward Looking Statements

The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,”

Exhibit 99.1
“may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the proposed offering, including the expected closing of the proposed offering; the ability to recommence production of the SYU assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111